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                                 SARA LEE CORPORATION
                                  FY98 NON-QUALIFIED
                              DEFERRED COMPENSATION PLAN
                                    (ANNUAL BONUS)



1. PURPOSE: The purpose of the Sara Lee Corporation FY98 Non-Qualified Deferred Compensation Plan (Annual Bonus) (the "Plan") is to permit a Participant, as defined below, to defer the payment of 25% or more of his/her FY98 annual bonus award earned under the provisions of an annual (short-term) bonus plan of Sara Lee Corporation or any of its subsidiaries incorporated under the laws of any state in the United States (the "Company").

2. PARTICIPANTS: A Participant shall mean an employee of the Company who is a participant in a short-term (annual) performance incentive plan for fiscal year 1998 ("Participant").

3. ADMINISTRATION OF THE PLAN: The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board of Directors of Sara Lee Corporation (the "Committee"). The Committee may delegate certain administrative authority to employee(s) of the Company, but shall retain the responsibility for interpretation and modification of the Plan.

4. DEFERRED COMPENSATION: "Deferred Compensation" shall mean the amount of the FY98 annual bonus awarded but deferred in accordance with the terms of Paragraph 5 of the Plan.

5. ELECTION TO DEFER COMPENSATION: A Participant may elect to defer at least 25% of his/her FY98 bonus award earned under an annual (short-term) bonus plan. Such deferral shall be effected by executing a Deferred Compensation Agreement ("Agreement"), in the form set forth in Exhibit A of the Plan, and executing the Agreement ON OR BEFORE JUNE 28, 1997.

6. PAYMENT OF DEFERRED COMPENSATION: A Participant may elect in the Agreement to receive the payment(s) of Deferred Compensation in annual installments commencing in the year specified therein, or in a lump sum in the year specified therein, provided that the payments do not commence or, in the case of a lump sum, are not made during the tax year in which it is earned.

7. IRREVOCABILITY: An election to defer, filed in accordance with paragraph 5 above, is binding and irrevocable and paragraph 3 of the Agreement may not be modified or amended except as specified in paragraphs 10 and 12 below.

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8.  MAINTENANCE OF DEFERRED COMPENSATION ACCOUNTS:  The Company will maintain a separate Deferred Compensation Account ("Account") for each Participant.
    On June 30 and December 31 of each year and on the date of final payment from the Account, the Company will credit the Account with interest on the outstanding balance (principal and interest to date). The rate of interest for each fiscal year will be set at the beginning of each fiscal year based on the current cost to Sara Lee Corporation of issuing five year maturity debt. The rate will be the average of quotes from two prominent investment banks, but will not be lower than five year maturity debt for a company whose credit rating is comparable to that of Sara Lee Corporation.

9. RETIREMENT: In the event that a Participant retires before all the Deferred Compensation is paid from his/her Account, the Plan shall remain in effect and his/her Account shall continue to be maintained by the Company for the benefit of the Participant and paid in accordance with the Agreement.

10. DEATH OR TOTAL DISABILITY OF PARTICIPANT: Upon the death or total disability of a Participant (total disability as defined in the Sara Lee Corporation Key Executive Disability Income Plan), the payment of the Account balance shall be made as requested by the totally disabled Participant, designated beneficiary (or beneficiaries) or the Executor/Executrix of the Participant's estate. This request must be made in writing to the Corporate Compensation Department within 180 days following the death or total disability of a Participant. If this request is not made within 180 days following the death or total disability of a Participant, the Deferred Compensation will be paid in accordance with the Agreement.

11. TERMINATION OF EMPLOYMENT: The Plan shall remain in effect and the Account shall continue to be maintained by the Company for the benefit of a Participant and paid in accordance with the Agreement in the event that the Participant terminates employment with the Company for any reason before all the Deferred Compensation is paid from his/her Account.

12. FINANCIAL HARDSHIP: Notwithstanding the time and frequency of the date of payment of Deferred Compensation designated in the Agreement or in paragraphs 9, 10 and 11 hereof, the Senior Vice President-Human Resources of Sara Lee Corporation, as the representative for the Committee, may authorize, upon written application to the Corporate Compensation Department by the Participant, his/her designated beneficiary or the Executor/Executrix of the Participant's estate, the acceleration of Deferred Payments (including a lump sum payment) provided that the requesting party can substantiate to the reasonable satisfaction of the Senior Vice President-Human Resources of Sara Lee Corporation that adherence to the designated payment form and/or schedule set forth in the Agreement would result in severe financial hardship to the Participant, his/her designated beneficiary or to his/her estate. A bonafide financial hardship must be the result of an unanticipated event. Such accelerated or lump sum payment shall not exceed the amount required to meet the financial need of the Participant, his/her designated beneficiary or his/her estate.

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13. NO RIGHTS OF EMPLOYMENT:  Participation in the Plan in no way constitutes a contract or agreement to continued employment of the Participant by the Company for any fixed period of time.

14. STATUS OF OBLIGATION: The balances accumulated in the Accounts under the terms of the Plan shall constitute general contractual obligations of the Company. The Company shall not segregate assets, create any security interest, or encumber its assets in order to provide for the payment(s) of the balance(s) which shall accumulate in the Accounts. Notwithstanding the preceding sentence, the Company may, in its sole discretion, establish an irrevocable grantor trust, the assets of which shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency, and if so established, benefits payable under the Plan shall be paid from such trust to the extent not otherwise paid from the Company's general assets.

15. NON-ASSIGNABILITY: The rights and benefits of a Participant under the Plan are personal and cannot be pledged, transferred or assigned except upon a Participant's death, to a beneficiary (or beneficiaries) designated in the Agreement, or if no beneficiaries are so designated, to the Participant's estate and thereafter as determined by will or the laws of descent and distribution. A Participant may, subsequent to the execution of the Agreement, modify the beneficiary or beneficiaries currently designated.

16. AMENDMENT(S): Any substantive amendment(s) to the Plan shall be approved by the Committee. No amendment(s) shall be made which would adversely affect the tax status of the Deferred Compensation accumulated in the Accounts.

17. EFFECTIVE DATE; TERMINATION: The Plan shall become effective June 29, 1997, subject to approval by the Committee. The Committee may terminate the Plan at any time; however, such termination shall not affect the rights of Participants which were accrued prior to such termination. In the event of a termination, the Committee will comply with a Participant's election regarding the distribution of the Deferred Compensation.

18. PREDECESSOR PLANS: The rights and provisions as described in this document are applicable to this Plan only and shall not apply to any other deferred compensation plan of the Company in which a Participant is a participant.